Exhibit 17.4

From: Ameen Ferris <aferris@bell.net>
Sent: Thursday, April 14, 2022 7:35:38 PM
To: Brian Payne <brian@cenbiotechinc.com>
Subject: Resignation

Hi Brian,

Please accept this email as my resignation effective immediately

Kind regards

Ameen Ferris